EX-FILING FEES
Calculation of Filing Fee Table
424B2
(Form Type)
Prologis Euro Finance LLC
(Exact Name of Registrant as Specified in its Charter)
(Translation of Registrant’s Name into English)
Table 1: Newly Registered and Carry Forward Securities
	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
	Newly Registered Securities
Fees to Be Paid	Debt	Floating Rate Notes due 2024	Rule 457(r)(1)	$334,800,000(2)	100.715%	$337,193,820	0.0000927	$31,257.87
Fees to Be Paid	Debt	1.000% Notes due 2029	Rule 457(r)(1)	$558,000,000(3)	99.383%	$554,557,140	0.0000927	$51,407.45
Fees to Be Paid	Debt	1.500% Notes due 2034	Rule 457(r)(1)	$837,000,000(4)	99.229%	$830,546,730	0.0000927	$76,991.68
Total Offering Amounts						$1,722,297,690
Total Fees Previously Paid								―
Total Fee Offsets								―
Net Fee Due								$159,657.00

(1)
The filing fee is calculated in accordance with Rules 457(o) and 457(r) of the Securities Act of 1933, as amended (the “Act”). In accordance with Rules 456(b) and 457(r) of the Act, the registrant initially deferred payment of all of the registration fee for Registration Statement No. 333-237366 filed on March 24, 2020.

(2)
€300,000,000 aggregate principal amount of the Floating Rate Notes due 2024 will be issued. The $334,800,000 Amount to be Registered is based on the January 21, 2022 euro/U.S. $ rate of exchange of €1.00/U.S.$1.116.

(3)
€500,000,000 aggregate principal amount of the 1.000% Notes due 2029 will be issued. The $558,000,000 Amount to be Registered is based on the January 21, 2022 euro/U.S. $ rate of exchange of €1.00/U.S.$1.116.

(4)
€750,000,000 aggregate principal amount of the 1.500% Notes due 2034 will be issued. The $837,000,000 Amount to be Registered is based on the January 21, 2022 euro/U.S. $ rate of exchange of €1.00/U.S.$1.116.